Exhibit 99.1

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Reports Second Quarter 2011

Net Income of $3.1 Million

Board Increases Cash Dividend

ELMIRA, N.Y. — August 4, 2011 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today announced increased net income, sales and orders for the Company’s second quarter ended June 30, 2011.

Second Quarter 2011 Highlights:

•                  Orders were $108.1 million, a 26% increase compared to the prior year

•                  Sales were $86.7 million, a 45% increase compared to the prior year

•                  Net income was $3.1 million, or $0.27 per diluted share, compared with a net loss of $0.8 million, or ($0.07) per diluted share for the same period of 2010

•                  Dividend of $0.02 declared, up from $0.005

“Second quarter order and sales activity remained robust, consistent with the strengthening activity we’re seeing across much of the globe,” said Richard L. Simons, President and Chief Executive Officer.  “The Company’s six month EBITDA of $10.5 million reflected the benefits of our comprehensive repositioning in 2009 which provided permanent cost reductions, along with more efficient coordination and utilization of our worldwide resources. As expected, we are now leveraging our lower cost structure to provide improved results as global demand for machine tools returns.”

“From all perspectives, our second quarter performance was very strong, and we are pleased by order and sales trends, improved margins, and focused expense management, all of which are contributing to improved profitability. We are gratified by our continued ability to leverage the Company’s global manufacturing and sales platform to effectively compete for new orders regardless of the point of origin. We remain confident that we’ll have a strong performance for the remainder of 2011,” said Mr. Simons.

-MORE-

The following tables summarize orders and sales by geographic region for the quarters and six months ended June 30, 2011 and 2010:

	Quarter Ended				Quarter Ended
	June 30,				June 30,
Orders from	(in thousands)%			Sales to	(in thousands)%
Customers in:	2011	2010	Change	Customers in:	2011	2010	Change
North America	$29,403	$19,770	49%	North America	$18,529	$18,698	(1)%
Europe	34,338	17,798	93%	Europe	25,267	13,512	87%
Asia & Other	44,404	48,096	(8)%	Asia & Other	42,860	27,689	55%
	$108,145	$85,664	26%		$86,656	$59,899	45%

	Six Months Ended				Six Months Ended
	June 30,				June 30,
Orders from	(in thousands)%			Sales to	(in thousands)%
Customers in:	2011	2010	Change	Customers in:	2011	2010	Change
North America	$52,621	$32,591	61%	North America	$35,743	$30,247	18%
Europe	63,755	36,225	76%	Europe	45,082	25,930	74%
Asia & Other	105,527	74,335	42%	Asia & Other	79,313	46,891	69%
	$221,903	$143,151	55%		$160,138	$103,068	55%

The strong growth in our North America order activity reflected industry demand trends, along with the growing effectiveness of our new distribution partners with whom we’ve been working for just over a year. European order activity for the first half of 2011 increased by 76% over the prior year, and our second quarter orders were the highest level since third quarter 2008. The growth rate for Asia and Other orders for the first half of 2011, slowed in comparison to prior periods, and second quarter orders were down 8%, reflecting the absence of any orders from the Chinese consumer electronics industry supplier which has contributed significantly to our orders in prior quarters. Absent these large orders from a single customer, Asia and Other orders for the second quarter and six months were up 82% and 94%, respectively.

“We remain pleased with the growing pace of demand for machine tools, which is occurring despite the uneven appearance of the economic recovery,” Mr. Simons said. “Some of the current strength of our product demand appears to be coming from customers who are anticipating inflationary pressure on pricing, along with customers looking to avoid the possibility of longer lead times for delivery.”

The Company’s second quarter 2011 gross profit was $23.3 million, an increase of $8.6 million, or 58.8%, compared to the prior year second quarter. Gross margin for the quarter was 26.9%, up from 24.5% for the same period in 2010. The improvement in the Company’s second quarter 2011 gross margin was driven by our product mix along with the continued favorable impact of volume against fixed expenses, cost management initiatives and lower competitive price discounting compared with 2010.

-MORE-

Selling, general and administrative expenses were $19.0 million, or 21.9% of net sales, for second quarter 2011 compared to $16.0 million, or 26.8% of net sales, for the prior year second quarter.  The improvement in SG&A as a percent of net sales is reflective of increasing sales volume as well as the favorable impact of the Company’s comprehensive restructuring program and the corresponding reduction in fixed expenses.

For the six months ended June 30, 2011, Hardinge generated net income of $4.5 million, or $0.39 per share, compared with a net loss of $6.0 million, or ($0.52) per share for 2010.

Dividend Declared

The Company’s Board of Directors declared a cash dividend of $0.02 per share on the Company’s common stock, payable on September 9, 2011 to stockholders of record as of August 31, 2011.

Non-GAAP Measures

This release contains the non-GAAP measure EBITDA (Earnings Before Interest Tax Depreciation and Amortization).  Refer to the accompanying schedules for a discussion of this non-GAAP measure and reconciliation to the reported GAAP measure.

Conference Call

The Company will host a conference call today at 11:00 a.m. Eastern Time to discuss the results for the quarter.  The call can be accessed live at 1-866-411-4706 (904-271-2008 for calls originating outside the U.S. and Canada) or via the internet at http://www.videonewswire.com/event.asp?id=80880.  A recording of the call will be available approximately one hour after its conclusion at 888-284-7564 (904-596-3174 outside the U.S. & Canada) using the reference number: 2670151.  This telephone recording will be available through September 30, 2011. A transcript of the call will be available from the “Investor Relations” section of the Company’s website, www.hardinge.com, for one year.

-MORE-

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER PRECISION™ and precision CNC Lathes, high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products. The Company’s products are distributed to most of the industrialized markets around the world with approximately 77% of the 2010 sales outside of North America. Hardinge has a very diverse international customer base and serves a wide variety of end-user markets. This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others. The Company has manufacturing operations in Switzerland, Taiwan, the United States, China and the United Kingdom. Hardinge’s common stock trades on the NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands Except Share and Per Share Data)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Cash and cash equivalents	$18,701	$30,945
Restricted cash	5,515	5,225
Accounts receivable, net	58,580	45,819
Notes receivable, net	4,329	1,753
Inventories, net	123,176	105,306
Deferred income taxes	1,505	1,364
Prepaid expenses	13,854	11,518
Total current assets	225,660	201,930
Property, plant and equipment, net	65,319	56,628
Deferred income taxes	750	451
Intangible assets, net	13,417	13,642
Pension assets	2,518	2,111
Other long-term assets	62	85
Total non-current assets	82,066	72,917
Total assets	$307,726	$274,847

Liabilities and shareholders’ equity
Accounts payable	$38,698	$33,533
Notes payable to bank	7,692	1,650
Accrued expenses	25,343	22,791
Customer deposits	17,086	10,468
Accrued income taxes	3,150	3,656
Deferred income taxes	3,161	2,546
Current portion of long-term debt	623	617
Total current liabilities	95,753	75,261
Long-term debt	2,490	2,777
Accrued pension liability	28,161	29,949
Accrued postretirement liability	2,164	2,274
Accrued income taxes	2,228	2,106
Deferred income taxes	2,705	2,516
Other liabilities	2,069	2,062
Total non-current liabilities	39,817	41,684
Common Stock - $0.01 par value, 12,472,992 issued	125	125
Additional paid-in capital	113,874	114,183
Retained earnings	58,015	53,637
Treasury shares — 812,480 shares at June 30, 2011 and 865,703 shares at December 31, 2010	(10,372)	(11,022)
Accumulated other comprehensive income	10,514	979
Total shareholders’ equity	172,156	157,902
Total liabilities and shareholders’ equity	$307,726	$274,847

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net sales	$86,656	$59,899	$160,138	$103,068
Cost of sales	63,353	45,228	117,759	79,458
Gross profit	23,303	14,671	42,379	23,610

Selling, general and administrative expenses	18,993	16,041	35,666	30,439
Loss (gain) on sale of assets	7	44	(18)	(228)
Other (income) expense	(72)	(713)	105	(643)
Income (loss) from operations	4,375	(701)	6,626	(5,958)

Interest expense	93	121	171	231
Interest income	(48)	(35)	(87)	(70)
Income (loss) before income taxes	4,330	(787)	6,542	(6,119)

Income tax expense (benefit)	1,217	(13)	2,048	(159)
Net income (loss)	$3,113	$(774)	$4,494	$(5,960)

Per share data:

Basic earnings (loss) per share:	$0.27	$(0.07)	$0.39	$(0.52)

Diluted earnings (loss) per share:	$0.27	$(0.07)	$0.39	$(0.52)

Cash dividends declared per share:	$0.005	$0.005	$0.01	$0.01

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Six Months Ended
	June 30,
	2011	2010
	(Unaudited)
Operating activities
Net income (loss)	$4,494	$(5,960)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	3,896	3,609
Debt issuance amortization	52	165
Provision for deferred income taxes	(1,272)	515
(Gain) on sale of assets	(18)	(228)
Gain on purchase of Jones & Shipman	—	(626)
Unrealized intercompany foreign currency transaction loss	399	9
Changes in operating assets and liabilities:
Accounts receivable	(11,210)	3,088
Notes receivable	(2,467)	(497)
Inventories	(12,237)	(11,469)
Prepaids and other assets	(2,571)	(2,503)
Accounts payable	4,357	13,900
Customer deposits	6,008	3,842
Accrued expenses	317	(1,384)
Accrued postretirement benefits	(287)	(296)
Net cash (used in) provided by operating activities	(10,539)	2,165

Investing activities
Capital expenditures	(9,002)	(1,077)
Proceeds from sale of assets	864	282
Purchase of Jones & Shipman	—	(2,903)
Net cash (used in) investing activities	(8,138)	(3,698)

Financing activities
Proceeds from short-term notes payable to bank	5,992	2,113
Decrease in long-term debt	(309)	(282)
Proceeds from (repurchase of) equity, net	72	—
Debt issuance fees paid	(25)	(100)
Dividends paid	(116)	(116)
Net cash provided by financing activities	5,614	1,615

Effect of exchange rate changes on cash	819	(466)
Net (decrease) increase in cash	(12,244)	(384)

Cash at beginning of period	30,945	20,419

Cash at end of period	$18,701	$20,035

Reconciliation of Net Income to EBITDA

	Three months ended			Six months ended
	June 30,			June 30,
	2011	2010	$ Change	2011	2010	$ Change
	(in thousands)
GAAP net income (loss)	$3,113	$(774)	$3,887	$4,494	$(5,960)	$10,454
Plus: Interest expense, net	45	86	(41)	84	161	(77)
Income tax expense (benefit)	1,217	(13)	1,230	2,048	(159)	2,207
Depreciation and amortization	1,980	1,804	176	3,896	3,609	287
EBITDA (1)	$6,355	$1,103	$5,252	$10,522	$(2,349)	$12,871

(1)          EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business.